EXHIBIT 99.3
------------



                                                                       FILE COPY

ATKINSON, ANDELSON, LOYA, RUUD & ROMO
A Professional Corporation
Mark T. Palin, State Bar No. 135398
Edward C. Ho, State Bar No. 176144
Scott K. Dauscher, State Bar No. 204105
17871 Park Plaza Drive, Suite 200
Cerritos, California 90703-8597
Telephone: (562) 653-3200 o (714) 826-5480
Facsimile: (562) 653-3333

Attorneys for DEFENDANTS PERSONAL
COMPUTING ENVIRONMENTS, INC. and
ALLAN QUATTRIN

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                    COUNTY OF ORANGE, CENTRAL JUSTICE CENTER




PERSONAL COMPUTING                      CASE NO. 04CC03735
ENVIRONMENTS KOREA, INC., a.k.a. PCE
KOREA, INC.; A THOUSAND STEPS, INC.,    FIRST AMENDED
BEN HYNES, AND JIMMY KIM,               CROSS-COMPLAINT FOR:

                  Plaintiff,            1.   Breach of Contract;
                                        2.   Fraud-Intentional Misrepresentation
v.                                      3.   Negligent Misrepresentation;
                                        4.   Intentional Interference with
PERSONAL COMPUTING                      Business and Contractual Relations;
ENVIRONMENTS, INC., a.k.a. PCE, INC.,   5.   Intentional Interference with
a.k.a. P--CE COMPUTERS, INC.; BEN       Prospective Economic Advantage;
MOGLIN; ALLAN QUATTRIN and DOES 1       6.   Defamation
through 1000, inclusive,
                                        JUDGE: Michael W. Hayes
                  Defendants.           DEPT: C-24

PERSONAL COMPUTING                      ORIGINAL COMPLAINT FILED: 03/09/04
ENVIRONMENTS, INC. a.k.a. PCE, INC.,    TRIAL DATE: None
a.k.a. P--CE COMPUTERS, INC.,

                  Cross-Complainants

v.

PERSONAL COMPUTING
ENVIRONMENTS KOREA, INC., a.k.a. PCE
KOREA, INC.; BEN HINES, AND JIMMY
KIM; ROES 1-100, INCLUSIVE,

                  Cross-Defendants.





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                          FIRST AMENDED CROSS-COMPLAINT

     Defendant  PERSONAL  COMPUTING  ENVIRONMENTS,   INC.  ("Cross-Complainant")
hereby alleges as follows:

                               GENERAL ALLEGATIONS
                               -------------------

     1. Cross-Complainant PERSONAL COMPUTING ENVIRONMENTS, INC. (herinafter "PCE" or "Cross-Complainant") is a Nevada corporation registered to do business as a foreign corporation in California.

     2. Cross-Complainant, is informed and believes and based thereon alleges, that Cross-Defendant PERSONAL COMPUTING ENVIRONMENTS KOREA, INC. a.k.a. PCE KOREA (hereinafter "PCE KOREA"), is a Korean company registered to do business as a foreign corporation in California.

     3. Cross-Complainant, is informed and believes and based thereon alleges, that Cross-Defendant BENJAMIN HYNES ("HYNES") is an individual and a resident of California.

     4. Cross-Complainant, is informed and believes and based thereon alleges, that Cross-Defendant JIMMY KIM ("KIM") is an individual and a resident of California.

     5. Cross-Complainant is ignorant of the true names or capacities, whether individual, corporate, partnership, or otherwise, of Cross-Defendants sued herein as ROES 1 through 100, inclusive, and therefore Cross-Complainant sues said Cross-Defendants by such fictitious names. Cross-Complainant is informed and believes and based thereon alleges that each of the cross-defendants designated herein as a ROE was/is responsible for the acts, errors and/or omissions hereinafter alleged which proximately caused/will cause injury and damages to Cross-Complainant.

     6. PCE KOREA, HYNES, KIM and ROES 1 through 100 are collectively referred to herein as "Cross-Defendants."



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                          FIRST AMENDED CROSS-COMPLAINT

     7. Cross-Complainant is further informed and believes, and alleges based upon such information and belief, that at all times herein mentioned, Cross-Defendants in committing the acts and omissions hereinafter alleged, were acting within the course and scope of said agency, employment and joint venture with each other, with the advance knowledge, acquiescence or subsequent ratification.

                              FIRST CAUSE OF ACTION
                              ---------------------

               (Breach of Contract- Against All Cross-Defendants)

     8. Cross-Complainant realleges paragraphs 1 through 7, inclusive, and incorporate them herein as though fully set forth.

     9. On or about September 18, 2003, Cross-Complainant and Cross-Defendants entered into an agreement consisting of two documents entitled "Memorandum of Understanding" and "Personal Computing Environments International Distributor Agreement" (hereinafter collectively referred to as the "Agreement") a true and correct copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Pursuant to the Agreement, Cross-Defendants were to pay $30,000 to Cross-Complainant for exclusive distributorship rights to specified PCE products in specified territories as defined in Exhibit B to the Agreement, namely South and North Korea. As additional consideration for the exclusive distributorship rights, Cross-Defendants promised and agreed to purchase not less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year. As additional consideration, Cross-Defendants promised to actively promote PCE's products within the specified territory, which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local catalogues, and using their best efforts to develop the product market in the territory.


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                          FIRST AMENDED CROSS-COMPLAINT

     10. Cross-Defendants have breached the written Agreement by failing to purchase the minimum number of units of product from PCE as required by the terms of the Agreement, failing to actively promote PCE's products within the specified territory (which was to include advertising, direct sales, public relations, participating in local trade shows), conducting regular clinics on the use of the products (including the product in local catalogues), and by failing to use their best efforts to develop the product market in the territory.

     11. Cross-Complainant has performed all covenants, conditions and promises required of it to be performed in accordance with the terms of the written agreement and to the extent Cross-Complainant has not performed all covenants, conditions and promises, such performance was and is excused by Cross-Defendants' actions and omissions.

     12.  As  a   proximate   result  of  the   actions   of   Cross-Defendants,
Cross-Complainant has incurred damages in an amount not yet ascertained but to be proven at trial.

                             SECOND CAUSE OF ACTION
                             ----------------------

          (Fraud-Intentional Misrepresentation- Against All Defendants)

     13. Cross-Complainant realleges paragraphs 1 through 12, inclusive, and incorporates them herein as though fully set forth.

     14. On or about September 18, 2003, PCE entered into negotiations with PCE KOREA for an agreement whereby PCE KOREA would obtain exclusive distributorship rights to PCE's products within a specified territory. As part of these negotiations Cross-Defendants YNES and KIM, acting in their capacities as agents of PCE KOREA, falsely and fraudulently represented to Allan Quattrin ("QUATTRIN"), acting in his capacity as an agent of PCE, that PCE KOREA would not purchase less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year, represented that PCE KOREA would actively promote PCE's products within the specified territory (which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local

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                          FIRST AMENDED CROSS-COMPLAINT
catalogues), and further represented that they would use their best efforts to develop the product market in the territory.

     15. PCE is informed and believes and based thereon alleges that Cross-Defendants, and each of them, made the above representations with the intent of fraudulently inducing PCE to rely on those representations and enter into an agreement whereby PCE KOREA would obtain the exclusive distributorship rights to PCE's products within the specified territory.

     16. Cross-Complainant is informed and believes and based thereon alleges that Cross-Defendants, and each of them, at the time the above representations were made knew them to be false and or materially misleading.

     17. Cross-Complainant is informed and believes and based thereon alleges that the true facts are that Cross-Defendants actually had no intention of purchasing not less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year and represented, had no intention of actively promoting PCE's products within the specified territory, which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local catalogues, and further had no intention of using their best efforts to develop the product market in the territory.

     18. PCE was unaware of the falsity of the above representations at the time that Cross-Defendants, and each of them, made those representations, and Cross-Complainant reasonably acted in reliance on those representations by entering into the Agreement and granting PCE KOREA exclusive distributorship rights to PCE's products in the specified territories.

     19. As a direct and proximate result of the fraudulent conduct on the part of Cross-Defendants, and each of them, as alleged herein, Cross-Complainant has been damaged in an amount of which is not yet ascertainable but which will be proven at trial.

     20. Cross-Complainant is informed and believes and based thereon alleges that by doing the things mentioned hereinabove, Cross-Defendants, and each of them, acted with malice, fraud, and oppression and in conscious disregard of Cross-Complainant's rights so as to entitle Cross-Complainant to the recovery of punitive damages.

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                          FIRST AMENDED CROSS-COMPLAINT

                              THIRD CAUSE OF ACTION
                              ---------------------

              (Negligent Misrepresentation- Against All Defendants)

     21. Cross-Complainant realleges paragraphs 1 through 20, inclusive, and incorporates them herein as though fully set forth.

     22. On or about September 18, 2003, Cross-Complainant entered into negotiations with Cross-Defendants for an agreement whereby Cross-Defendants would obtain exclusive distributorship rights to PCE's products within a specified territory. As part of these negotiations Cross-Defendants HYNES and KIM, acting in their capacities as agents of PCE KOREA, represented to QUATTRIN that PCE KOREA would purchase not less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year, represented that PCE KOREA would actively promote PCE's products within the specified territory (which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local catalogues), and further represented that PCE KOREA would use its best efforts to develop the product market in the territory.

     23. Cross-Complainant is informed and believes and based thereon alleges that Cross-Defendants HYNES and KIM, and each of them, at the time said
representations   were  made,   had  no   reasonable   basis  for  making   said
representations but they knew Cross-Complainant would rely on those representations and enter into the Agreement and grant Cross-Defendants exclusive distributorship rights to PCE's products in the specified territories.

     24. Cross-Complainant is informed and believes and based thereon alleges that the true facts are that Cross-Defendants actually had no ability to purchase not less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year and represented, had no ability to actively promote PCE's products within the specified territory, which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local catalogues, and further had no ability to develop the product market in the territory.


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                          FIRST AMENDED CROSS-COMPLAINT

     25. Cross-Complainant was unaware of the falsity of the above representations at the time that Cross-Defendants, and each of them, made those representations, and Cross-Complainant reasonably acted in reliance on those representations by entering into the Agreement and granting PCE KOREA exclusive distributorship rights to PCE's products in the specified territories.

     26. As a direct and proximate result of the fraudulent conduct on the part of Cross-Defendants, and each of them, as alleged herein, Cross-Complainant has been damaged in an amount of which is not yet ascertainable but which will be proven at trial.

                             FOURTH CAUSE OF ACTION
                             ----------------------

       (Intentional Interference with Business and Contractual Relations-
                             Against All Defendants)

     27. Cross-Complainant realleges paragraphs 1 through 26, inclusive, and incorporates them herein as though fully set forth.

     28. Cross-Complainant had existing, valid contracts and ongoing business relations with various customers in order to provide PCE's products and services. Cross-Defendants and each of them had knowledge of these contracts and business relationships.

     29. Cross-Complainant is informed and believes and based thereon alleges that Cross-Defendants, and each of them, intentionally interfered with these contracts and ongoing business relationships and the ability of Cross-Complainant to provide quality products and services to its customers in that: Cross-Defendants have misrepresented the ability of PCE to provide products and services to customers.

     30. Cross-Complainant is informed and believes, and based thereon alleges, that Cross-Defendants engaged in the aforementioned actions, which interfered with Cross-Complainant's ongoing contractual and business relationships.

     31. Cross-Complainant is informed and believes and based thereon alleges, that the above mentioned actions by Cross-Defendants, and each of them, were performed with the intent to interfere with Cross-Complainant's contracts and business relationships with its customers.


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                          FIRST AMENDED CROSS-COMPLAINT

     32. Cross-Complainant is informed and believes, and based thereon alleges, that customers of Cross-Complainant have breached or will breach their contracts with Cross-Complainant, or have ended or will end their business relationship with Cross-Complainant or severely diminish their business relationship with Cross-Complainant as a result of the actions of Cross-Defendants.

     33. As a proximate result of the intentional interference with Cross-Complainant's contractual and ongoing business relationships with its customers, Cross-Complainant has suffered damages from the resultant decrease in business in a sum subject to proof at trial.

     34. Cross-Complainant further alleges that, in intentionally interfering with the contractual and ongoing business relationships between Cross-Complainant and its customers, Cross-Defendants and each of them, acted with malice, fraud and oppression with conscience disregard of Cross-Complainant's rights so as to entitle Cross-Complainant to the recovery of punitive damages.

     35. Cross-Complainant is informed and believes, and based thereon alleges, that unless restrained, Cross-Defendants will continue to disrupt the contractual and business relationship between Cross-Complainants and its customers, all to Cross-Complainant's great and irreparable injury, for which damages would not afford adequate remedy as damages would not completely compensate for the injury to Cross-Complainant's business reputation and good will.

                              FIFTH CAUSE OF ACTION
                              ---------------------

         (Intentional Interference with Prospective Economic Advantage -
                             Against all Defendants)

     36. Cross-Complainant realleges paragraphs 1 through 35, inclusive, and incorporates them herein as though fully set forth.

     37. Through the existing contracts between Cross-Complainant and its customers, Cross-Complainant had an ongoing business relationship with its


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                          FIRST AMENDED CROSS-COMPLAINT
customers, which provided Cross-Complainant with a significant probable future economic benefit in the purchase by Cross-Complainant's customers of additional products and services from Cross-Complainant and the continued service of those products purchased by Cross-Complainant's customers.

     38. Cross-Defendants intentionally engaged in wrongful conduct to interfere with the contractual and on-going business relationships that existed between Cross-Complainant and its customers as alleged above and to interfere with Cross-Complainant's potential economic advantage, particularly by representing to Cross-Complainant's customers that Cross-Complainant could not fulfill its obligations to provide goods and services.

     39. Cross-Complainant is informed and believes, and based thereon alleges, that at all times herein mentioned, Cross-Defendants had knowledge of the economic relationships between Cross-Complainant and its existing customers regarding existing contracts and prospective purchases of products and services in the future and therefore the probability of future economic benefits to be derived from those existing contracts between Cross-Complainant and its customers.

     40. Cross-Complainant is informed and believes and based thereon alleges that at all times mentioned, the Cross-Defendants willfully, intentionally and maliciously, in concert with all other Cross-Defendants, interfered with these relationships between Cross-Complainant and its customers and entered into a course of conduct designed to subvert the economic relationship between Cross-Complainants and its customers and prospective customers. This conduct was wrongful because Cross-Complainants had a contractual duty to promote PCE's business rather than try to undermine it by making disparaging and false remarks to PCE's customers that PCE could not fulfill its obligations to provide goods and services.

     41. Cross-Complainant is informed and believes and based thereon alleges that Cross-Defendants knew that their intentionally malicious conduct would result in interference with Cross-Complainant's probability of future economic benefit with its customers and that Cross-Complainant's would be denied the economic benefits of their contractual relationship with existing and prospective customers, and consciously disregarded those consequences.


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                          FIRST AMENDED CROSS-COMPLAINT

     42. As a direct and foreseeable result of the aforementioned intentional wrongful acts, Cross-Complainant's existing contracts, and, therefore, its future business have been_disrupted, and have been made more burdensome and expensive due to the unlawful conduct of the Cross-Defendants.

     43. Cross-Complainant is informed and believes, and based on such information and belief alleges that Cross-Defendants caused actual disruption to the relationship between Cross-Complainant and its third party customers, which has caused damage to Cross-Complainant in the form of a decrease in business revenue in a sum subject to proof at trial.

     44. Cross-Complainant is informed and believes, and based on such information and belief allege that Cross-Defendants acted with oppression, fraud and malice and Cross-Complainant is therefore entitled to punitive and exemplarily damages in a sum subject to proof at trial.

                              SIXTH CAUSE OF ACTION
                              ---------------------

                      (Defamation - Against All Defendants)

     45. Cross-Complainant realleges paragraphs 1 through 44, inclusive, and incorporates them herein as though fully set forth.

     46. Cross-Complainant is informed and believes and based thereon alleges that Cross-Defendants as individuals and on behalf of the other Cross-Defendants, have made false, negative, derogatory and disparaging remarks about Cross-Complainant's business performance and economic stability to its customers and to numerous other persons unknown to Cross-Complainant but known to Cross-Defendants. These remarks included, but were not limited to, statements that Cross-Complainant was losing its ability to perform contracts for its customers and, therefore, was not going to be able to perform its future contracts.

     47. Cross-Complainant is informed and believes and based thereon alleges that at the time that Cross-Defendants made those comments, they knew that the comments were false and/or should have known the comments to be false.

     48.  Cross-Complainant  is informed and believes and based thereon  alleges


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                          FIRST AMENDED CROSS-COMPLAINT
that customers and other individuals hearing these comments regarding the business performance and economic conditions of Cross-Complainant understood these comments to relate to the business performance and economic condition of Cross-Complainant.

     49. Cross-Complainant is informed and believes and based thereon alleges, that as a result of the aforementioned false comments made about Cross-Complainant, Cross-Complainant's customers and other individuals believed that Cross-Complainant was a mismanaged and failing company and would not be able to perform under its contracts.

     50. As a proximate result of the aforementioned false comments about Cross-Complainant to its customers, Cross-Complainant has suffered damages in an amount subject to proof at trial.

     51.  Cross-Complainant   further  alleges  that  the  aforementioned  false
statements were made with malice, fraud, or oppression, with conscience disregard of Cross-Complainant's rights. Cross-Defendants' statements were made with evil motive and malice, willfully and wrongfully, and with intent to injure, disgrace and defame Cross-Complainant and to damage its lawful business with wanton and reckless disregard for the truth or falsity of the statements made. As such, Cross-Complainant is entitled to the recovery of punitive and exemplary damages in a sum subject to proof at trial.


            GROUNDS FOR PRELIMINARY AND PERMANENT INJUNCTION AGAINST
            --------------------------------------------------------
                                 ALL DEFENDANTS
                                 --------------

     52. Cross-Complainants reallege paragraphs 1 through 51, inclusive, and incorporate them herein as though fully set forth.

     53. Cross-Complainant is informed and believe and based thereon alleges that Cross-Defendants will continue to hold themselves out to the public as being the exclusive owners of the distribution rights to PCE's products and services in Asia when in fact this is false as a result of the Cross-Defendants' breaches herein described, all to the detriment and harm to Cross-Complainant and its business reputation.


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                          FIRST AMENDED CROSS-COMPLAINT

     54. Cross-Complainant alleges, therefore, that they are entitled to a Temporary Restraining Order and Preliminary Injunction that Cross-Defendants and each of them, and each of their respective agents, servants, employees and representatives, and all persons acting by or under their authority, or in privity, concert or participation with them, be enjoined and restrained during the pendency of this action from doing or causing to be done, directly or indirectly, any or all of the following acts or things:

     (1) Holding themselves out, or otherwise communicating to members of the general public, that they are the exclusive owners of the distribution rights to PCE's products and services in Asia;

     (2) Holding themselves out, or otherwise communicating to members of the general public, that they are in any way or manner associated with PCE's; and,

     (3) From contacting any customer or potential customer of PCE and telling that customer or potential customer that PCE cannot or may not be able to perform under any contract for goods or services.

     55. Cross-Complainant has no plain, speedy or adequate remedy at law for the injuries currently being suffered in that the Cross-Defendants continue to hold themselves out and otherwise communicated to members of the general public that they are the exclusive owners of the distribution rights to PCE's products and services in Asia; hold themselves out and otherwise communicate to members of the general public that they are associated with PCE's; and contact customers and potential customers of PCE and tell that customer or potential customer that PCE cannot or may not be able to perform under any contract for goods or services.

     56. Unless restrained and enjoined from doing the acts herein allege, Cross-Complainant will continue to suffer irreparable harm and damage to its business and reputation.

                       GROUNDS FOR RESCISSION OF AGREEMENT
                       -----------------------------------

                (Fraud and Lack of and Failure of Consideration)

     57. Cross-Complainant realleges paragraphs 1 through 56, inclusive, and incorporates them herein as though fully set forth.

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                          FIRST AMENDED CROSS-COMPLAINT

     58. As set forth in Cross-Complainant's causes of action for Fraud - Intentional Misrepresentation and Negligent Misrepresentation stated herein, Cross-Defendants have committed fraud upon the Cross-Complainant.

     59. Additionally, pursuant to the Agreement, Cross-Defendants were to pay $30,000 to PCE for exclusive distributorship rights to specified PCE products in specified territories as defined in Exhibit B to the Agreement, namely South and North Korea. As additional consideration for the exclusive distributorship rights, Cross-Defendants promised and agreed to purchase not less than the 1,000 units of product from PCE per quarter in each of the two years of the term of the Agreement for a total of 4,000 units of product each year and promised to actively promote PCE's products within the specified territory, which was to include advertising, direct sales, public relations, participating in local trade shows, conducting regular clinics on the use of the products, including the product in local catalogues, and using their best efforts to PCE's products within the specified territory.

     60. Cross-Defendants have failed to purchase the minimum number of units of product from PCE as required by the terms of the Agreement and have failed to actively promote PCE's products within the specified territory. Consequently there has been a complete failure of consideration under the Agreement which entitles PCE to rescind the contract.

     61. Further, Cross-Complainant is informed and believes and based thereon alleges that the breaches of the Agreement described herein above were and are so dominant and/or pervasive such that there has been a failure of consideration and/or frustration of purpose of the undertaking.

     62. Based on the foregoing, Cross-Complainant is entitled to a rescission of the Agreement and return of all consideration paid to Cross-Defendants.



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                          FIRST AMENDED CROSS-COMPLAINT

     63. Cross-Complainant intends for service of this cross-complaint to constitute notice to Cross-Defendants of the rescission of the Agreement, its offer to restore any consideration received by it thereunder, and its demand that Cross-Defendants restore to it any and all consideration its had received under the Agreement.



     WHEREFORE, Cross-Complainant prays judgment against the Cross-Defendants and each of them as follows:

     1. Temporary Restraining Order, Preliminary Injunction and permanent Injunction that Cross-Defendants and each of them, and each of their respective agents, servants, employees and representatives, and all persons acting by or under their authority, or in privity, concert or participation with them, be enjoined and restrained during the pendency of this action from doing or causing to be done, directly or indirectly, any or all of the following acts or things:

     (a) Holding themselves out, or otherwise communicating to members of the general public, that they are the exclusive owners of the distribution rights to PCE's products and services in Asia;

     (b) Holding themselves out, or otherwise communicating to members of the general public, that they are in any way or manner associated with PCE's; and

     (c) From contacting any customer or potential customer of PCE and telling that customer or potential customer that PCE cannot or may not be able to perform under any contract for goods or services.

     2. For rescission of the "Memorandum of Understanding" and "Personal Computing Environments International Distributor Agreement" ("Agreement").

     3.   For special damages in an amount to be proven at trial;

     4.   For general damages in an amount to be proven at trial;

     5. For punitive and exemplary damages in an amount to be proven at arbitration;

     6.   For prejudgment interest;


                                      -14-
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                          FIRST AMENDED CROSS-COMPLAINT

     7.   For attorneys' fees and costs of suit; and

     8.   For such other relief which the Court deems just and proper.


DATED: August 5, 2004

                                        ATKINSON, ANDELSON, LOYA, RUUD & ROMO



                                        /s/ Scott K. Dauscher
                                        ----------------------------------------
                                        Scott K. Dauscher
                                        Attorneys for DEFENDANTS PERSONAL
                                        COMPUTING ENVIROMENTS, INC. and
                                        ALLAN QUATTRIN






































                                      -15-
--------------------------------------------------------------------------------
                          FIRST AMENDED CROSS-COMPLAINT

                          MEMORANDUM OF UNDERSTAINDING
                          ----------------------------


This Binding Agreement is made as of September 17, 2003 between Personal Computing Environments Inc. a Nevada company having offices at Palm Springs, CA, ("PCE") and Personal Computing Environments Korea Inc. (PCE Korea) a Korean Company having offices at Yoi-Do, Seoul Korea.

     1. 4000 Units sold through PCE Korea initiates new agreement for exclusive distribution rights to Asia.
     2. If Korea can produce units chosen for sale more cost effectively than its parent PCE and all its Distributors will purchase unit from PCE Korea as they would have been chosen for best quality and lowest price.
     3. PCE Korea will have optioned the exclusive rights for the Asian market for a period of 12 months from the completion of a sellable product in a box.
     4. PCE will receive a royalty of $200 USD on the sale of PCE Korea's first 4000 sales. PCE Korea will always be priced below PCE's lowest wholesale selling price.
     5. Upon signing of this MOU, PCE Asia is allowed upon written consent or verbal from a Director of PCE Parent to sell anywhere in the World until 4000 unit sales are reached.
     6. Benjamen Hynes and Jimmy Kim are recognized for creating the relationships with Hyunju Computers, AMD, Pavonine and Xenos and will continue mediate these relations.
     7. PCE will retain controls by keeping an open book policy on all private enties and distributors in the group.
     8. The new Entity PCE Asia will have exclusive distribution rights of the all PCE products and services in the Asian region.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above indicated.

Personal Computing Environments:


Allan Quattrin                                          Sept 18/03
---------------------------------------                 ------------------------
Name and Title                                          Date


/s/ Allan Quattrin
---------------------------------------
Signature



Personal Computing Environments Korea:


Benjamen Hynes  President                               9-19-2003
---------------------------------------                 ------------------------
Name and Title                                          Date


/s/ Benjamen Hynes
---------------------------------------
Signature



Jimmy H. Kim                                            9-18-2003

/s/ Jimmy H. Kim
---------------------------------------


Ben Moglin                                              9-18-2003

/s/ Ben Moglin
---------------------------------------

                         PERSONAL COMPUTING ENVIRONMENTS
                       INTERNATIONAL DISTRIBUTOR AGREEMENT


     This Distribution Agreement (the "Agreement") is made as of September 18, 2003 between Personal Computing Environments, Inc, a Nevada company registered as P--CE Computers, Inc., having offices at Palm Springs, CA, ("PCE") and PCE Korea a Korean Company, a [country / state entity], having offices at Seoul, Korea ("DISTRIBUTOR").

     WHEREAS, PCE is in the business of marketing, producing and selling certain goods under a distinctive trademark (the "PRODUCTS") described in Exhibit A;

     WHEREAS, DISTRIBUTOR desires to purchase PRODUCTS from PCE or PCE approved vendors to sell in the geographic area described in Exhibit B (the "TERRITORY") and to advance PCE's interest in the TERRITORY; and,

     WHEREAS, PCE and DISTRIBUTOR believe it is in their mutual best interests to establish DISTRIBUTOR as PCE's primary DISTRIBUTOR in the TERRITORY.

     NOW THEREFORE, the parties hereto agree, in consideration of the foregoing premises and the conditions and covenants and representations contained herein as follows:

1.   APPOINTMENT AND AUTHORITY OF DISTRIBUTOR
     ----------------------------------------

     1.1 Appointment and Territory: Subject to the terms of this Agreement, PCE appoints DISTRIBUTOR, and DISTRIBUTOR accepts appointment, as the exclusive distributor of the PRODUCTS with responsibility for sales of the PRODUCTS in the TERRITORY. DISTRIBUTOR is authorized to sell the PRODUCTS, at prices and on terms determined by the DISTRIBUTOR, only to DEALERS (as described below) in the TERRITORY.

     1.2 Consideration: In exchange for being appointed as the exclusive distributor in the TERRITORY, and in addition to all other monies due and payable to PCE under this agreement, DISTRIBUTOR shall remit $30,000.00 [U.S. Dollars] upon execution of this Agreement. Exhibit D;

     1.3 Exclusivity: PCE hereby grants DISTRIBUTOR the right to use the entity name "PCE Korea" in its dealings with third parties. DISTRIBUTOR'S right to use the name "PCE Korea" shall be concurrent with its rights under this Agreement, and shall be continued if DISTRIBUTOR continues to meet minimum purchase requirements described under Exhibit D. DISTRIBUTOR shall provide PCE with a fully executed package of all of the documents required under Korean law to either cancel or transfer the ownership of the name "PCE Korea" to PCE upon the termination of this Agreement. PCE shall maintain possession of the transfer package and is authorized to file such documents in Korea any time after this Agreement is terminated.

     1.4 Indemnification: DISTRIBUTOR will indemnify, defend and hold PCE and its directors, officers, agents and employees harmless from any and all liabilities, claims, obligations, suits, judgments and expenses whatsoever, including court costs and attorneys' fees, which PCE may incur or which may be asserted against PCE, and which arise or occur with respect to the operation of business as it relates to this Agreement. Such indemnity shall extend to all Licensed Products, notwithstanding the approval of samples thereof by PCE, and to any and all liabilities and claims incurred after the termination of this Agreement but which are based on acts of DISTRIBUTOR or events of which proximate cause arose during this Agreement. PCE shall have the right to defend any such action or proceeding with attorneys of its own selection. Visa Versa for the Distributer ie. Patent infringement.

     1.5 Territorial Limitation: DISTRIBUTOR shall not advertise, sell, lease or ship the PRODUCTS outside the TERRITORY without the prior written consent of PCE, which consent may be given or withheld at the discretion of PCE. Any unauthorized sale shall be a material breach of this Agreement.

     1.6  No Competition
          a. In the event DISTRIBUTOR directly or indirectly owns or acts as an officer, director, employee or paid consultant to any company, firm, business or other entity in direct competition with PCE, PCE shall have the option to terminate this agreement and all DISTRIBUTOR's rights hereunder to use the marks and Licensed Products after first providing DISTRIBUTOR thirty days written notice. Such termination does not constitute the default of DISTRIBUTOR or PCE under this agreement.

          b. So long as DISTRIBUTOR uses the trade name "PCE Korea," DISTRIBUTOR agrees not to sell within the Territory goods competing with Licensed Products without prior consultation and written approval from PCE.

1.7 Promotion Efforts: DISTRIBUTOR will actively promote the PRODUCTS within the TERRITORY, which activities shall include without limitation the follwing:
     a.   Advertising;
     b.   Direct sales;
     c.   Public relations;
     d.   Participating in appropriate local trade shows;
     e.   Conducting regular clinics on the use of the PRODUCTS;
     f.   Including the PRODUCTS in DISTRIBUTOR'S local catalogues; and
     g. Using its best efforts to develop the PRODUCT market in the TERRITORY, including, but not limited to catering to specific markets targeted by PCE, informing customers and potential customers of the availability and desirability of the PRODUCTS, and promptly responding to all inquiries, questions, correspondence and orders.
     h. All advertising, merchandising and promotional materials used by DISTRIBUTOR (or portions thereof relating to the PRODUCTS) to distribute the PRODUCTS must be approved by PCE prior to the final production or placement of such materials. This includes but is not limited to copy, scripts, comps, proofs, press releases, and advertising materials.
     i. DISTRIBUTOR shall make available to PCE all marketing, promotion, advertising, and merchandising materials and assets for use by PCE in the United States and other regions and countries to promote PCE products and accessories. Any out-of-pocket expenses for copy, transfer or shipping of those assets will be the responsibility of PCE.
     j. DISTRIBUTOR is required to submit a marketing and business plan to PCE upon contract agreement, and quarterly marketing activity reports thereafter.

     k. PCE shall provide DISTRIBUTOR with reasonable quantities of marketing and merchandising information and materials as well as reasonable quantities of brochures, catalogues, photographs, instructional material, advertising literature and other PRODUCT data, with all such materials printed in the English language. Any modification or translation of the material provided by PCE shall be subject to PCE's prior written approval.

2.   TERM AND TERMINATION
     --------------------

     2.1  Term:     The term of this Agreement is two (2) years beginning July
                    22, 2003 and ending July 21, 2004 or when the 4000 units sold is reached. Then PCE Asia is commenced.

     2.2  Minimum Purchase: DISTRIBUTOR shall purchase not less than the minimum net value of PRODUCTS as set forth in Exhibit C from PCE through a quarterly purchase order. If DISTRIBUTOR fails to purchase the minimum amount set forth for any period, PCE may, at its discretion and without penalty, immediately terminate this Agreement by written notice to DISTRIBUTOR; provided, however, that in the case of PCE's termination of this Agreent for DISTRIBUTOR's failure to meet minimum purchase requirements, DISTRIBUTOR's shall be discharged from any financial obligations to PCE relating or pertaining to minimum purchase requirements.

     2.3  Termination by Notice:  This Agreement may be terminated without penalty by either party by providing 60 days prior written notice to the other party.

     2.4  Termination for Cause:  Either party may, without, penalty, terminate this Agreement upon written notice to the other party in either one of the following events:
                    a. The other party breaches this Agreement and such breach remains uncured for 15 days following written notice of breach by the non-breaching party, unless such breach is incurable in which event termination shall be immediately upon receipt of written notice; or
                    b. A petition for relief under any bankruptcy law is filed by or against the other party, or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all of a substantial part of the other party's assets, and such petition, assignment or appointment is not dismissed or vacated within 60 days.

     2.5  Ownership Transfer:  PCE shall have the right to terminate this
                    Agreement, without penalty, by written notice to DISTRIBUTOR in the event of a transfer of ownership of DISTRIBUTOR, whether by sale of stock, sale of assets, merger, operation of law or otherwise. For the purpose of this section, a transfer of ownership shall include (a) the sale or transfer of twenty percent (20%) or more of the voting securities or assets of DISTRIBUTOR; (b) the admission or removal of a partner of DISTRIBUTOR; (c) a change in the management of DISTRIBUTOR;

     2.6 Effect of Termination: Termination of this Agreement shall not relieve or release either party from making payments that may be owed to the other party under the terms of this Agreement. In addition, upon termination, DISTRIBUTOR shall, at PCE's request, return all advertising, promotional and other materials in its possession relating to the PRODUCT.

3. EXHIBITS: All exhibits attached hereto are hereby incorporated by reference.

4.   PCE'S REPRESENTATIONS WARRANTIES TO DISTRIBUTOR.

     4.1 PCE hereby represents and warrants to DISTRIBUTOR that the PRODUCTS and the use, manufacture, importation, or sale thereof as permitted hereunder will not infringe upon or violate any copyright or trade secret of any third party.

     4.2 Indemnity: PCE will defend, at its expense, and will indemnify DISTRIBUTOR against any loss, cost, expense or liability arising out of any claim by a third party against DISTRIBUTOR asserting or involving a breach of the representation and warranty made in Section 4.1 above. PCE's obligations under this Section shall be contingent on DISTRIBUTOR's providing to PCE (i) prompt written notice of such claim, (ii) sole control and authority over the defense and settlement thereof, and (iii) reasonable information and assistance to settle and/or defend any such claim or action.

     4.3 If an injunction or order is obtained against DISTRIBUTOR's use or distribution of any PRODUCTS, or if PCE determines that any PRODUCT is likely to become the subject of a claim of infringement or violation of a patent, copyright or trade secret of a third party, PCE may (but need not), in its sole discretion, (a) procure for DISTRIBUTOR the right to continue using such PRODUCT, or (b) replace or modify the same so that it becomes noainfringing provided such modification or replacement does not materially and adversely affect the specifications for or the use or operation of the PRODUCT, or (c) accept the return of inventory and refund the purchase price, manufacturing cost and/or any royalties paid hereunder with respect thereto.

5. ADDITIONAL CONTRACT TERMS: Following the launch of PCE Korea in August, PCE will furnish additional contractual terms to be executed with DISTRIBUTOR.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above indicated.


DISTRIBUTOR:
------------


Jimmy H. Kim   /s/ Jimmy H. Kim                         18 Sept 2003
-------------------------------                         ---------------
[name and title]                                        Date


Ben Hynes President                                     Sept -18 -03
-------------------------------                         ---------------
[name and title]                                        Date

/s/ Ben Hynes



PERSONAL COMPUTING ENVIRONMENTS:
--------------------------------
45-630 Citrus Street, Suite E
Indio, CA 92201


/s/ Ben Moglin                                          Sept 18/03
-------------------------------                         ---------------
[name and title]                                        Date
Ben Moglin

Allan Quattrin Pres/CEO                                 Sept 18/03
-------------------------------                         ---------------
[name and title]                                        Date

/s/ Allan Quattrin

EXHIBITS:



A.   Products: All authorized PCE products and accessories

B. Territory: Exclusive rights to South and North Korea. Can distribute in following countries, but without exclusive rights ownership; including but not limited to Australia, China, Japan, India, Malaysia, Philippines, Thailand.

C. Minimum Purchase Requirements: 1,000 units per quarter for contract years one and two

     Contract Year.                   Total Minimum Amount
     --------------                   --------------------
     First                            4,000
     Second                           4,000

D.   $30,000 has been paid to PCE from PCE Korea.

                                PROOF OF SERVICE

                       (Code Civ. Proc. Section 1013a(3))

STATE OF CALIFORNIA, COUNTY OF LOS ANGELES

     I am employed in the County of Los Angeles, State of California. I am over the age of 18 years and am not a party to the within action; my business address is 17871 Park Plaza Drive, Suite 200, Cerritos, CA 90703-8597.

     On August 9, 2004, I served the following document(s) described as FIRST AMENDED COMPLAINT on the interested parties in this action as follows:

by placing a true copy thereof enclosed in sealed envelopes addressed as follows:

     Reuben D. Nathan, Esq.                  Attorneys For Plaintiffs and Cross-
     AZIMY & NATHAN, LLP                     Defendants
     18500 Von Kaman Avenue, Suite 500
     Irvine, CA 92612


[X] BY MAIL: I deposited such envelope in the mail at Cerritos, California. The envelope(s) was mailed with postage thereon fully prepaid. I am readily familiar with the firm's practice of collection and processing correspondence for mailing. It is deposited with U.S. postal service on that same day in the ordinary course of business. I am aware that on motion of party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in affidavit.

[_] BY OVERNIGHT COURIER: I sent such document(s) on August 9, 2004, by with postage thereon fully prepaid at Cerritos, California.

[_]  BY FAX: I sent such document by use of facsimile  machine  telephone number
     (562) 653-3333. Facsimile cover sheet and confirmation is attached hereto indicating the recipients' facsimile number and time of transmission pursuant to California Rules of Court Rule 2008(e). The facsimile machine I used complied with California Rules of Court Rule 2003(3) and no error was reported by the machine.

[_] BY PERSONAL SERVICE: I delivered such envelope by hand to the offices of the addressee(s).

     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.


     Executed on August 9, 2004, at Cerritos, California.


                                                /s/ Susan Jaragosky
                                                --------------------------------
                                                Susan Jaragosky











--------------------------------------------------------------------------------
                          FIRST AMENDED CROSS-COMPLAINT